Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-l(k) of the Securities Exchange Act of 1934, as amended, the undersigned acknowledge and agree that the foregoing Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments thereto may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

The undersigned further acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning such person contained herein but shall not be responsible for the completeness and accuracy of the information concerning the other signatory, except to the extent that such person knows or has reason to believe that such information is inaccurate.

Dated: January 7, 2026

DANIEL ASHER

	Signature.	Daniel Asher

	Name/Title.	Daniel Asher

AFOB FIP MS, LLC

Signature.	Fred Goldman
Fred Goldman, Treasurer of AFO
Name/Title.	Blackberry, LLC Managing Member of AFO FIP MS LLC

AFO Blackberry, LLC

Fred Goldman

Fred Goldman, Treasurer

DBA TRADING, LLC

Signature.	Fred Goldman

Name/Title.	Fred Goldman, Member